Exhibit 99.1

Shift4 Completes Acquisition of Finaro to Accelerate European Expansion and Enhance eCommerce Capabilities

ALLENTOWN, Pa. — October 26, 2023 — Shift4 (NYSE:FOUR), a global leader in integrated payments and commerce technology, has completed its previously announced acquisition of Finaro, a cross-border ecommerce payments provider and fully licensed bank with a large European presence. The completion of this acquisition significantly expands Shift4’s total addressable market both in terms of geographic coverage and industry verticals.

Finaro will provide the global infrastructure and cutting-edge technology needed to drive Shift4’s international expansion into Europe and beyond. In addition to expanding Shift4’s geographic footprint, the acquisition will enhance the company’s cross-border ecommerce capabilities to deliver a unified global payments platform for merchants and partners around the world.

“Finaro is highly complementary to Shift4 in terms of geographic coverage, capabilities, and addressable markets. It also empowers us to follow our existing strategic customers into new markets which represents a significant opportunity,” stated Shift4 CEO Jared Isaacman. “By coupling Shift4’s card-present solutions with Finaro’s strengths in cross-border ecommerce, the combined organization offers a truly unified commerce experience that can compete with the biggest payments companies in the world.”

Mr. Isaacman added, “With Finaro’s tech center based in Israel, we realize that this comes during an extremely difficult time for those employees and their loved ones. The ability to work together during these trying times is a testament to the talent and character of everyone on the Finaro team. We are proud to welcome them into our Shift4 family.”

This acquisition not only augments Shift4’s ecommerce offering, but will also enable Shift4 to soon offer its card-present technology across Europe – including the company’s SkyTab restaurant point-of-sale system and VenueNext stadium solution. Additionally, Shift4 has more than 500 software integrations and over 200,000 merchant customers, many of which have a multinational presence and provide immediate international opportunities that can now be unlocked as a result of this acquisition.

“Having led the business from early on, I’m proud of how significantly we’ve grown Finaro over the past decade and thrilled to see the completion of this acquisition. I’m confident that Finaro’s best-in-class technology, talent, and capabilities will successfully merge into Shift4 and enable the combined organization to become a global leader in the payments space. I want to thank Finaro’s devoted and talented Management Team and all our outstanding employees for bringing us to this point and I look forward to seeing where the company goes from here,” says Igal Rotem, CEO of Finaro.

Finaro will soon rebrand as Shift4 to operate under a single brand reflecting the company’s unified global payments platform. To learn more about Shift4, visit www.shift4.com.

Citi served as exclusive financial advisor to Shift4 on its acquisition of Finaro.

Keefe, Bruyette & Woods (KBW), a Stifel Company, served as the financial advisor to Finaro.

About Shift4

Shift4 (NYSE: FOUR) is boldly redefining commerce by simplifying complex payments ecosystems across the world. As the leader in commerce-enabling technology, Shift4 powers billions of transactions annually for hundreds of thousands of businesses in virtually every industry. For more information, visit shift4.com.

Media Contact:

Nate Hirshberg

Vice President, Marketing

nhirshberg@shift4.com

Investor Relations:

Thomas McCrohan

Head of Investor Relations

(484) 735-0779

tmccrohan@shift4.com